June 28, 2005

Mr. William F. Banholzer

204 Menlo Park Road

Niskayuna, NY 12309-6703

Dear Bill:

It is my pleasure to offer you a position as Corporate Vice President and Chief Technology Officer for The Dow Chemical Company in Midland, Michigan, reporting to myself. I feel confident that in this significant executive position you will help to lead Dow to new heights of performance and leave a lasting impression on our company. I hope that you will decide to take up this challenge and join what I believe is a very outstanding executive leadership team working to increase Dow's standing as the largest, most profitable, and most respected chemical company in the world. I am personally committed to helping you succeed, and am very excited at the prospect of having you on board.

While there are a number of details that are understandably not included in this offer letter, the following is a high level summary of the major components of the compensation and benefits package Dow is offering to provide, should you accept this position and meet the contingencies listed below.

Base Pay:

Your initial salary will be $520,000 per year, or $43,333 per month. Under our Salary Management Process, your future increases will be based upon your individual performance, relative to peers, and Dow's overall annual salary plan. Dow conducts a global compensation planning exercise in February of each year. At that time, you will be eligible for consideration for a salary increase. For calendar year 2006, such an increase, if granted, would become effective in March of 2006.

Variable Pay:

You will also be eligible to participate in our annual variable pay program, called the Performance Award Program. The Performance Award Program is linked to a combination of company performance (for 2005, both Dow Economic Profit and Cost Savings components) and individual/team performance against business/functional goals, with a possible range of award payouts equal to 0 to 200% of your target award amount. When the company, your team, and you deliver excellent results, Dow's Performance Award Program is designed to provide a significant financial reward.

Your target Variable Pay for 2005 will be 70% of your year-end annualized base salary. You will receive a copy of the Program Guidelines and the target grid applicable to you at the time you begin work. The actual award payout for the 2005 program year can range from $0 to $728,000, based on actual company and individual/team performance. You will be eligible for a full-year (un-prorated) award for

2005, assuming that you are not eligible to receive any portion of any annual incentive plan award from your current employer for calendar year 2005. Should you subsequently become eligible to receive any such proportionate award from your current employer, your 2005 Dow Performance Award program target will be adjusted downward proportionally. Should Dow's payout for the 2005 Performance Award be less than your target payment, Dow will make up the difference, if any, between your actual Performance Award payment and your target payment, for this year only, provided that the minimum payout threshold requirement of the Program (Dow earning at least the economic profit equivalent of Dow's annual dividend payments to shareholders) is met. The 2005 Performance Award Program payout, if any, is currently scheduled to be delivered in March of 2006, consistent with and subject to all other terms and conditions of the 2005 Performance Award Program.

Long Term Incentives:

You will also be considered for participation in the annual Dow Long-Term Incentive (LTI) Program based on management review and the terms of the program. This program involves traditional stock options, performance shares, and deferred stock issued under The Dow Chemical Company 1988 Award and Option Plan (the 1988 A&O Plan). Participation levels each year are decided by your supervisor with Compensation Committee oversight. For calendar year 2005, your award will consist of the following mix of stock options, deferred stock, and performance shares:

- 8,250 non-qualified Stock Option Shares,

- 3,500 Performance Shares,

- and 2,500 Deferred Shares.

The strike price of your non-qualified stock option grant will be calculated based on the fair market value of Dow stock on your date of hire, which will also be the date of grant. More complete terms and conditions, including the grant price and vesting periods of the awards, will be outlined in the actual award agreements you will receive, which, along with the terms of the A&O Plan, will control in the event of a conflict with the terms of this offer letter.

For the 2006 calendar year, you will be granted, as your calendar 2006 LTI Program grant, one or more stock awards with a minimum Black-Scholes value of $1,000,000.

If you accept our offer and meet the contingencies listed below, you will, upon reporting to work, also be eligible to receive the following, special, one time employment incentives:

Cash Bonus:

You will receive a one-time, gross, lump sum cash bonus of $500,000 (less applicable taxes), payable as soon as practicable following your date of hire.

Additional Allowance:

You will receive an additional one-time, gross, lump sum cash payment of $500,000 (less applicable taxes), payable 30 days from your date of hire, to compensate you for the loss of your 2003-2005 Cash LTI payment and to provide you a one-time, lump sum car allowance.

Deferred Stock:

Dow will make a Deferred Stock grant to you in the amount of 85,000 shares of Dow common stock, to be delivered on the sixtieth (60th) day following the third anniversary of your actual 2005 date of hire into Dow. A Deferred Stock Award means that, consistent with the specified terms of the Award, the Company will deliver to you the indicated number of Dow common stock shares on the sixtieth (60th) day following the third anniversary date of your hire into Dow. These shares will be forfeited if you leave Dow for any reason other than death, disability, or involuntary separation without cause before these shares are delivered.

From the date of grant until the shares are actually delivered to you, you will be eligible to receive a payment on those shares equal to any Dow stock dividends that are declared. Any such dividend equivalents (less applicable taxes) will be paid to you on a quarterly basis through the normal payroll process. More complete terms and conditions of this award will be outlined in the actual agreement you will receive, which, along with the terms of the 1988 A&O Plan, will control in the event of a conflict with the terms of this offer letter.

Stock Options:

Dow will make an additional, non-qualified stock option grant to you in the amount 55,000 shares of common stock of The Dow Chemical Company at a strike price calculated based on the fair market value of Dow stock on your date of hire, which will also be the date of grant. More complete terms and conditions of this stock option grant will be outlined in the actual award agreement you will receive, which, along with the terms of the A&O Plan, will control in the event of a conflict with the terms of this offer letter.

Deferred Cash:

A deferred cash account with an initial balance of $350,000 will be established in The Dow Chemical Company Elective Deferral Plan upon your acceptance of this offer and reporting to work. You will have the ability to direct the investment of these funds with an array of fixed income and equity investment vehicles from which to choose. The account will vest 10% per year on approximately the anniversary date of your date of hire, so long as you remain an active employee in good standing through each vesting date. In the event of your death or disability, the deferred cash account will vest immediately. The payout of any vested amounts will be governed by the terms and conditions of the plan and any corresponding distribution elections you make under the terms and conditions of the plan.

As you know, each of the above special, one-time employment stock incentives are based on our understanding that you would lose a significant amount of incentive compensation as a result of accepting this position and leaving your current employer at this time, and as such are designed to mitigate that short-fall. Accordingly, in the event that you should actually receive any of this incentive compensation from your current employer following your separation from employment, you agree that Dow shall modify proportionally the above special one-time incentives in its discretion to reflect any such incentive compensation that you actually receive from your current employer. By signing this agreement, you agree to notify Dow in a timely manner should you receive any incentive compensation from your current employer for which Dow has provided replacement value with these grants.

In addition to the above special, one-time employment incentives, you will also be eligible to receive the following benefits upon reporting to work:

Vacation:

You will receive 26 days of vacation for the calendar year 2005, prorated to your date of hire, as well as an additional 2 personal choice days per year. You will enter the Dow vacation schedule at an equivalent of 22 years of employment service credited for vacation purposes. With each successive year of service, you will acquire an additional year of employment service for purposes of vacation benefit calculation.

Pension:

Upon hire, you will become a member of the Dow Employees' Pension Plan (DEPP) and may choose to participate in The Dow Chemical Company Employees' Savings Plan (401(k)) and The Dow Chemical Company Elective Deferral Plan. DEPP is a defined benefit plan that uses your highest consecutive three year average pay (base + target Performance Award) to calculate a monthly annuity upon retirement. Under the terms of DEPP, you will be able to choose between a single life annuity or, with the appropriate actuarial reductions, either a 50% or 100% joint and survivor annuity that will also continue to pay your spouse after your death.

Contingent upon the approval of the Compensation Committee of the Board of Directors of the Company, following the completion of one year of service with Dow, you will be eligible for full back service in The Dow Chemical Company's Executive Supplemental Retirement Plan (ESRP). Any vested pension benefits from your immediate predecessor employer, both qualified and non-qualified, will be deducted from the pension benefit you are eligible to receive from ESRP. You are required, as a condition of receiving this full grant of back service, to promptly communicate to Dow any information reasonably required by Dow concerning your actual or potential vested benefits with your predecessor employer.

Because the years of service with your immediate predecessor employer cannot be counted as years of service under the qualified pension plan (DEPP), and because your pay exceeds the U.S. qualified limits, please note that much, if not all, of your pension benefit will be paid out of the ESRP.

Further, after taking into account the pension treatment described above, it is our understanding that you would experience a pension shortfall as a result of accepting this position and leaving your current employer. In order to facilitate your acceptance of his offer, Dow will make an additional deposit into your deferred cash account in The Dow Chemical Company Elective Deferral Plan in the amount of $1,000,000. This amount will vest 10% per year on approximately the anniversary date of your employment, so long as you remain an active employee in good standing through each vesting date. In the event of your death or disability, the deferred cash account will vest immediately. The payout of any vested amounts will be governed by the terms and conditions of the plan and any corresponding distribution elections you make under the terms and conditions of the plan.

U.S. Retiree Medical:

Upon retirement from Dow, Dow currently offers eligible retirees coverage under both an insured medical plan, (The Dow Chemical Company Insured Health Program), and a self-insured plan, (The Dow Chemical Company Retiree Medical Care Program). Generally, under the current terms of these plans, coverage is available to eligible retirees until they reach Medicare eligibility. You will be offered coverage under Dow's retiree medical plans when you retire if you are eligible under the terms of those plans at that time.

Severance:

While, like all U.S. Dow employees, you have an at-will employment relationship with Dow, you will, in the event of your involuntary separation from Dow, and depending on the circumstances of your involuntary separation, be eligible to receive any standard transition assistance benefits that are otherwise available to employees at your job level under the terms and conditions of any then applicable severance plan in which you are eligible to participate. Dow will, if necessary because the plan does not recognize service with your predecessor employer, and for purposes only of any service-based separation payment you may be eligible to receive, provide you with a supplemental payment (less applicable taxes) equal to the difference between (a) the separation payment you are then otherwise eligible to receive under the terms and conditions of such plan based on your Dow service alone following your date of hire, and (b) the separation payment you would have received under the terms and conditions of such plan after including your non-Dow service with your immediate predecessor employer in the calculation of that separation payment amount.

Executive Benefits:

In addition to the full array of benefits available to all US-based salaried employees, you will also be eligible to participate in several of Dow's Executive Benefits Programs, including support for financial planning and executive physical examinations.

Relocation:

You are eligible for Dow's domestic relocation package for transferees. The major components of our transferee package include a house-hunting trip, a guaranteed offer to purchase your home in the departure location, new home closing costs for your home in Midland, the shipment of your household goods, final move expenses, and a miscellaneous relocation allowance for relocation related expenses that are not covered by the package.

Other Benefits:

You will be eligible to participate in a range of additional benefits including health, life, dental and disability insurance, consistent with your enrollment elections and the terms and conditions of those programs. The details of these programs will be provided to you in our standard benefits package materials.

More complete terms and conditions of each of the active employee and retiree benefits available under the applicable Dow benefit plans and programs, including without limitation 401(k), DEPP, ESRP, the 1988 A&O Plan, and the Dow Retiree Medical Program, will be outlined in the official plan summaries for each plan or program that will be made available to you which, along with the actual terms of each such plan or program, will control in the event of a conflict with the terms of this offer letter. Dow reserves the right to amend, modify or terminate any or all of its benefit and compensation plans and programs, including the Dow Retiree Medical Program, at any time.

This job offer, and all of the corresponding compensation and benefits summarized above (including the special, one-time employment incentives), is contingent upon:

- Providing documentation of the proper authorization to work in the United States and, if required, obtaining the appropriate U.S. export license(s). Only U.S. citizens or nationals, U.S. Permanent Residents, or aliens who are authorized to work in the United States can be considered for employment with Dow; and

- Completing, signing and returning a Dow application. Dow will provide an application to you as soon as soon as possible in order to expedite the hiring process. Both the Dow application and release form must be completed, signed in order to initiate a background check; and

- Dow determining, to its satisfaction, that (a) your commencing employment with Dow does not violate any confidentiality and/or non-competition agreements you may have entered into with your current or former employers or (b) your employment with Dow would not be unacceptably limited by any such confidentiality and/or non-competition agreements. It is critical that Dow is able to assess and resolve any such confidentiality and/or non-competition agreements as soon as possible given the above contingency. Should any such agreements or restrictions exist, you should forward them immediately to Gregory Freiwald via fax at 989-638-7073. Otherwise, please confirm in writing upon your receipt of this letter to Gregory Freiwald that no such agreements or obligations exist.

Continued employment, and your eligibility to receive the special, one-time employment incentives, are also contingent upon complying with the following requirements:

- Signing two (2) standard Dow Chemical Employee Agreement forms (patent and trade secret) on your report-to-work date, a sample of which is enclosed for your review. Among other things, this Agreement clarifies that you will at all times have an at-will employment status with Dow. Nothing in this offer letter constitutes or may be relied upon as a contract of employment for any specified period or duration or otherwise alters your status as an at-will employee of Dow.

- Passing a screening for illegal and controlled substances (negative results) administered during the first week of employment by Dow Health Services. You may voluntarily authorize a screening prior to acceptance of this job offer.

- Verifying your employment eligibility by completing an I-9 form with supportive documentation on your report-to-work date. As required by law, Dow employs only U.S. citizens and aliens authorized to work in the United States.

Bill, we are confident you will find working for Dow an exciting and challenging experience and hope you will give our offer your most serious consideration. Please indicate your acceptance of this offer by signing and returning by fax (989-638-7073) the second copy of this letter on or before Tuesday, July 5, 2005 and mailing the original copy. If we can answer any questions or concerns that will assist you with your decision, please call me at (989) 636-4147 or Gregory Freiwald at (989) 636-8763.

Sincerely,

/S/ ANDREW N. LIVERIS

Andrew N. Liveris

President & CEO

The Dow Chemical Company

Acceptance of Dow Offer:

/S/ WILLIAM F. BANHOLZER July 1, 2005

Signature Date